ZALICUS

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR END 2012

Provides Key Goals for 2013

CAMBRIDGE, Mass. – March 6, 2013 – Zalicus Inc. (Nasdaq Global Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today reported financial results for the fourth quarter and year ended December 31, 2012.

“We are focused on advancing the development of our ion channel programs, including Z160, our first-in-class, oral N-type calcium channel blocker for the treatment of chronic neuropathic pain and Z944, a novel oral T-type calcium channel blocker,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “During 2012 we made a number of advances with our novel ion channel programs, including advancing Z160 into Phase 2a clinical development and Z944 into the clinic. We plan to build on this success in 2013 by generating proof-of-concept data for Z160 in multiple indications and continuing the clinical development of Z944.”

Fourth Quarter 2012 and Recent Accomplishments:

·	Z160. Advanced Z160, a first-in-class, oral, state dependent, selective N-type calcium channel (Cav 2.2) blocker into the second of two Phase 2a clinical trials for the potential treatment of chronic neuropathic pain, including lumbosacral radiculopathy which began in the third quarter of 2012 and postherpetic neuralgia which began in the fourth quarter of 2012. Top line data from both studies are expected to be available late in the second half of 2013.

·	Z944. Received a key U.S. patent issued in February 2013 providing broad patent coverage for Z944, a novel, oral, T-type calcium channel blocker, through April 2029. Z944 completed Phase 1 single and multiple ascending dose clinical studies in late 2012 and the Company plans to continue further clinical development with Z944 during 2013.

·	cHTS™. Generated approximately $7.3 million of revenue in 2012 from our combination High Throughput Screening (cHTS) collaborations.

2013 Zalicus Pipeline and Business Goals:

Zalicus has set the following goals for 2013, which include internal research and development programs, collaborations and financial goals:

·	Ion Channel Programs:

	o	Successfully advance Z160 through Phase 2a proof-of-concept clinical studies and report top-line data by year-end 2013

	o	Advance Z944 through further clinical development including completing one experimental medicine clinical study in 2013

	o	Nominate a sodium channel lead for further preclinical development in 2013

·	Continue to expand and diversify our cHTS services to generate surplus cash for the Company

·	Target year-end on-going financial strength with sufficient cash through 2014

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Fourth Quarter and Year-End 2012 Financial Results (Unaudited):

As of December 31, 2012, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $36.4 million compared to $49.7 million on December 31, 2011.

For the year ended December 31, 2012, revenue was $12.6 million compared to $8.2 million for 2011. Zalicus recognized $5.2 million in royalty revenue from Mallinckrodt based on Exalgo® sales for the year ended December 31, 2012 and a total of $9.4 million in Exalgo royalty revenue from its commercial launch in April 2010 through December 31, 2012. The increase in revenue for the year ended December 31, 2012 was primarily due to an increase in Exalgo royalties and collaboration revenue from Novartis. We expect revenue for the year ending December 31, 2013 to be higher than that recorded in the year ended December 31, 2012 due to higher expected royalties on Mallinckrodt’s net sales of Exalgo and increased cHTS collaboration revenue.

For the year ended December 31, 2012, net loss was $44.3 million, or ($0.38) per share, compared to a net loss of $42.0 million, or ($0.43) per share, in the year ended December 31, 2011. Exalgo amortization expense was $3.9 million for the year ended December 31, 2012 and $5.1 million for the year ended December 31, 2011. Stock-based compensation expense was $1.8 million and $2.2 million in the years ended December 31, 2012, and 2011, respectively. Depreciation expense was $1.5 million and $2.1 million in the years ended December 31, 2012, and 2011, respectively.

Research and development expenses were $41.4 million in the year ended December 31, 2012 compared to $35.3 million in the year ended December 31, 2011. The $6.1 million increase from the 2011 period to the 2012 period was primarily due to an increase in expenses related to the clinical development of Z160 and Z944. We expect research and development expense to decrease for the year ending December 31, 2013 due to terminated development activities related to our discontinued product candidate Synavive.

General and administrative expenses were $9.0 million in the year ended December 31, 2012 compared to $10.4 million in the year ended December 31, 2011. We expect our general and administrative expense for the year ending December 31, 2013 to be consistent with the year ended December 31, 2012.

About Zalicus

Zalicus Inc. (Nasdaq Global Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential, and its plans for clinical development, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, including expected 2013 royalties on Mallinckrodt’s net sales of Exalgo, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the formulation and clinical development of its product candidates Z160 and Z944, the unproven nature of the Zalicus ion channel drug discovery technology, risks related to the sale and marketing of Exalgo by Mallinckrodt, the ability of Zalicus’s collaboration partners to initiate and successfully complete clinical trials of their partnered product candidates, Zalicus’s ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue:
Collaborations and other	$3,674	$2,553	$12,097	$7,595
Government contracts and grants	114	84	453	589

Total revenue	3,788	2,637	12,550	8,184

Operating expenses:
Research and development	8,930	9,616	41,423	35,294
General and administrative	1,805	2,370	8,977	10,400
Amortization of intangible	972	1,286	3,892	5,141
Restructuring	(18)	—	1,094	—

Total operating expenses	11,689	13,272	55,386	50,835

Loss from operations	(7,901)	(10,635)	(42,836)	(42,651)
Interest income	30	36	150	136
Interest expense	(487)	(397)	(2,173)	(976)
Other income	71	18	91	20

Net loss before benefit for income taxes	(8,287)	(10,978)	(44,768)	(43,471)
Benefit for income taxes	—	211	441	1,428

Net loss	$(8,287)	$(10,767)	$(44,327)	$(42,043)

Net loss per share—basic and diluted	$(0.06)	$(0.11)	$(0.38)	$(0.43)

Weighted average number of common shares used in net loss
per share calculation —basic and diluted	126,989,856	99,231,443	117,316,968	97,347,193

Net loss	$(8,287)	$(10,767)	$(44,327)	$(42,043)
Other comprehensive loss:
Unrealized gain on investments	—	22	18	12

Comprehensive loss	$(8,287)	$(10,745)	$(44,309)	$(42,031)

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31,

	2012	2011

Assets
Current assets:
Cash and cash equivalents	$ 4,531	$ 2,750
Restricted cash	50	50
Short-term investments	30,059	45,124
Accounts receivable	3,045	1,886
Prepaid expenses and other current assets	684	1,397

Total current assets	38,369	51,207
Property and equipment, net	3,535	5,258
Intangible asset, net	17,654	21,546
Restricted cash and other assets	1,817	1,872

Total assets	$ 61,375	$ 79,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 3,261	$ 1,743
Accrued expenses and other current liabilities	4,841	6,133
Deferred revenue	4,918	3,349
Current portion of term loan payable	6,327	4,035
Current portion of lease incentive obligation	284	284

Total current liabilities	19,631	15,544
Term loan payable, net of current portion	8,772	15,099
Deferred revenue, net of current portion	600	3,000
Deferred rent, net of current portion	457	605
Lease incentive obligation, net of current portion	875	1,159
Other long-term liabilities	14	563
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 127,019 and 99,239 shares issued
and outstanding at December 31, 2012 and 2011, respectively	127	99
Additional paid-in capital	371,912	340,518
Accumulated other comprehensive income (loss)	10	(8)
Accumulated deficit	(341,023)	(296,696)

Stockholders’ equity	31,026	43,913

Total liabilities and stockholders’ equity	$ 61,375	$ 79,883

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com